UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2017

REGENCY CENTERS CORPORATION

REGENCY CENTERS, L.P.

(Exact name of registrant as specified in its charter)

Florida (Regency Centers Corporation) Delaware (Regency Centers, L.P.)	001-12298 (Regency Centers Corporation) 0-24763 (Regency Centers, L.P.)	59-3191743 (Regency Centers Corporation) 59-3429602 (Regency Centers, L.P.)
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Independent Drive, Suite 114 Jacksonville, Florida		33202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (904) 598-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On March 2, 2017, Regency Centers, L.P. (“RCLP”), as borrower, and Regency Centers Corporation (“Regency”), as guarantor, closed on a $300 million unsecured term loan (“Term Loan”) pursuant to a Term Loan Agreement dated as of March 2, 2017 (the “Term Loan Agreement”). The Term Loan matures on December 2, 2020, but can be paid off at par any time prior to maturity. The proceeds of the Term Loan will be used by RCLP following the merger of Equity One, Inc. (“Equity One”) with and into Regency on March 1, 2017 to pay down its revolving loan facility which was used to repay in full all obligations of Equity One under that certain Loan Agreement dated as of December 2, 2015, as amended, by and among Equity One, the financial institutions party thereto as lenders, and PNC Bank, National Association. The interest rate on the Term Loan is equal to LIBOR plus a margin that is determined in accordance with the borrower’s long-term unsecured debt ratings. At the time of the closing, the effective interest rate was LIBOR plus 95 basis points. The Term Loan is also guaranteed by certain subsidiaries that are guarantors of the 3.75% Senior Notes due 2022, 3.81% Senior Unsecured Notes Series A due 2026 and 3.91% Senior Unsecured Notes Series B due 2026 that Regency assumed in its merger with Equity One on March 1, 2017 (the “Subsidiary Guarantors”).

Wells Fargo Securities, LLC, PNC Capital Markets LLC and U.S. Bank National Association were Joint Lead Arrangers and Joint Bookrunners. Wells Fargo Bank, National Association, is Administrative Agent. Each of PNC Capital Markets LLC and U.S. Bank National Association was a Syndication Agent. TD Bank, N.A., was Documentation Agent. The other lender for the new Term Loan was Branch Banking and Trust Company.

The Term Loan includes financial covenants relating to (i) ratio of indebtedness to total asset value, (ii) ratio of unsecured indebtedness to unencumbered asset value, (iii) ratio of adjusted EBITDA to fixed charges, (iv) ratio of secured indebtedness to total asset value, and (v) ratio of unencumbered NOI to unsecured interest expense, and in the case of (i) and (ii) provides for increases in the maximum ratio for the quarter in which a material acquisition occurs and during the four subsequent fiscal quarters. The Term Loan also includes customary events of default for agreements of this type (with customary grace periods, as applicable).

The foregoing description of the Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the Term Loan Agreement, a copy of which is attached as Exhibit 4.1 hereto and incorporated by reference herein.

RCLP, as borrower, Regency, as guarantor, Wells Fargo Bank, National Association (the “Administrative Agent”), and certain lenders also entered into the Fifth Amendment to Third Amended and Restated Credit Agreement dated as of March 2, 2017 (the “Fifth Amendment”).

The Fifth Amendment increases the size of the revolving loan facility by an additional $200,000,000 to $1,000,000,000, resets the accordion feature to permit the borrower to request an increase in the size of the revolving loan facility by up to an additional $500,000,000, eliminates the tangible net worth covenant, and amends certain covenants and other provisions to conform to changes made to such covenants and other provisions in the Term Loan Agreement. Each of the Subsidiary Guarantors also became a guarantor of the revolving loan facility.

The foregoing description of the Fifth Amendment does not purport to be complete and is qualified in its entirety by reference to the Fifth Amendment, a copy of which is attached as Exhibit 4.2 hereto and incorporated by reference herein.

Finally, RCLP, as borrower, Regency, as guarantor, Wells Fargo Bank, National Association (the “Administrative Agent”), and certain lenders entered into the Sixth Amendment to Term Loan Agreement dated as of March 2, 2017 (the “Sixth Amendment”). The Sixth Amendment amends certain covenants and other provisions relating to RCLP’s existing term loan facility to conform to changes made to such covenants and other provisions in the Term Loan Agreement. Each of the Subsidiary Guarantors also became a guarantor of the existing term loan facility.

The foregoing description of the Sixth Amendment does not purport to be complete and is qualified in its entirety by reference to the Sixth Amendment, a copy of which is attached as Exhibit 4.3 hereto and incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 above is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description

4.1	Term Loan Agreement, dated as of March 2, 2017, by and among Regency Centers, L.P., as borrower, Regency Centers Corporation, as guarantor, Wells Fargo Bank, National Association, as administrative agent, and certain lenders party thereto

4.2	Fifth Amendment to Third Amended and Restated Credit Agreement, dated as of March 2, 2017, by and among Regency Centers, L.P., as borrower, Regency Centers Corporation, as guarantor, Wells Fargo Bank, National Association, as administrative agent, and certain lenders party thereto.

4.3	Sixth Amendment to Term Loan Agreement, dated as of March 2, 2017, by and among Regency Centers L.P., as borrower, Regency Centers Corporation, as guarantor, Wells Fargo Bank, National Association, as administrative agent, and certain lenders party thereto

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENCY CENTERS CORPORATION

/s/ J. Christian Leavitt
Name: J. Christian Leavitt
Title: Senior Vice President and Treasurer

REGENCY CENTERS, L.P. By: Regency Centers Corporation, its general partner

/s/ J. Christian Leavitt
Name: J. Christian Leavitt
Title: Senior Vice President and Treasurer

Dated: March 2, 2017